UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 9, 2010	000-52641
Date of Report (Date of earliest event reported)	Commission File Number

INFRASTRUCTURE MATERIALS CORP.
 (Exact name of registrant as specified in its charter)

Delaware	98-0492752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1226 White Oak Blvd., Suite 10A Oakville, Ontario L6H 2B9
(Address of Principal Executive Offices) (Zip Code)

905-845-1073

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

In November 2009, Infrastructure Materials Corp. (the “Company”) made a decision to expand its area of exploration to include cement grade limestone properties located in Manitoba, Canada.  The Company entered into an agreement to acquire, as a wholly-owned subsidiary, Canadian Infrastructure Corp. (“CIC”), a Canadian corporation, pursuant to a Share Exchange Agreement (the “Agreement”) between the Company, CIC and Todd D. Montgomery dated as of December 15, 2009.  Mr. Montgomery is the sole shareholder of CIC.  He also serves as the Company’s Chief Executive Officer and as a member of its Board of Directors.

The Agreement was approved by the disinterested members of the Company’s Board of Directors on November 27, 2009.  Under the terms of the Agreement, the Company acquired all of the issued and outstanding stock of CIC in exchange for 1,021,777 shares of the Company’s common stock at the agreed upon price of $0.40 per share.  Based upon the $0.40 per share price, the total purchase price was $408,710.90, paid in shares of common stock.  This amount  represented the cost of forming CIC, assembling the limestone properties and obtaining exploration work and reports on the properties owned by CIC.  The purchase price was significantly below an independent valuation

The transaction was closed on February 9, 2010.  For financial reporting purposes, the transaction will be measured at its fair value, being the market value of the Company’s common shares as of the date of the Share Exchange Agreement, which was $0.20 per Share.

CIC controls 94 quarry leases issued by the Province of Manitoba, Canada, covering 6,090.052 hectares (15,048,846 acres) and requiring annual rental payments of $143,465 (CAD $150,782).

Item 9.01                      Exhibits

99.1	Press Release dated February 11, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFRASTRUCTURE MATERIALS CORP.

February 11, 2010	/s/ Joanne Hughes
	Name:	Joanne Hughes
	Title:	Corporate Secretary